Exhibit 5.1

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

March 25, 2024

Ladies and Gentlemen:

As the duly appointed Chief Legal Officer of Zapp Electric Vehicles Group Limited, a Cayman Islands limited company (the “Company”), I have advised the Company in connection with the Company’s resale registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to the date hereof, in connection with the resale of up to 28,726,713 (the “Resale Shares”) of the Company’s ordinary shares, par value $0.001 per share (the “Ordinary Shares”).

I am furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1.
Documents Reviewed

For purposes of this opinion, I have reviewed only originals, copies or final drafts of the following documents:

•
The certificate of incorporation of the Company dated November 15, 2022 issued by the Cayman Islands Registrar of Companies.
•
The Amended and Restated Memorandum and Articles of Association (the “Articles”) of the Company, as currently in effect as of the date hereof.
•
The unanimous written resolutions of the directors of the Company dated January 18, 2024 (approving entry into the Yorkville transaction referenced below), and dated February 23, 2024 and March 14, 2024 (approving entry into the SPAs referenced below)
•
The Standby Equity Purchase Agreement, dated as of February 10, 2024 entered into by and between YA II PN, Ltd. (“Yorkville”) and the Company.
•
The Registration Rights Agreement, dated February 10, 2024, by and between Yorkville and the Company.
•
The Securities Purchase Agreements, dated February 13, 2014 or March 5, 2024 (the "SPAs"), entered into by and between the Company and six non-U.S. investors in connection with the private placement of Ordinary Shares.
•
In respect of the Joseph Warrants (as defined in the Registration Statement): the Deed Poll executed on May 28, 2020, the Certificate Representing Warrants to subscribe for ordinary shares in the Company issued on May 28, 2020, the Amendment Agreement between the Company and the Warrantholder dated June 14, 2022, and the Novation, Assumption and Amendment Agreement, dated as of April 28, 2023, by and among Zapp Electric Vehicles Limited, the Company and Michael Joseph.
•
A certificate of good standing with respect to the Company issued by the Registrar of Companies, Cayman Islands, dated February 6, 2024 (the “Certificate of Good Standing”).
•
The Registration Statement.
2.
Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to me on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions I have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Certificate of Good Standing. I have also relied upon the following assumptions, which I have not independently verified:

•
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
•
All signatures, initials and seals (other than any signatures, initials or seals effected by myself) are genuine.
•
There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.
•
The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.
3.
Opinions

Based upon the foregoing and subject to the qualifications set out below, and having regard to such legal considerations as I deem relevant, I am of the opinion that:

3.1. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2. The issue and allotment of the Resale Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Resale Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

4.
Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Resale Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Resale Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, I make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Theodore Allegaert

_______________________

Theodore Allegaert

Chief Legal Officer, Zapp Electric Vehicles Group Limited